NEUBERGER BERMAN EQUITY FUNDS
CLASS R3
ADMINISTRATION AGREEMENT
SCHEDULE A

The Class R3 of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman Emerging Markets Equity Fund
Neuberger Berman Equity Income Fund
Neuberger Berman Genesis Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Equity Fund
Neuberger Berman International Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Large Cap Disciplined Growth Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Mid Cap Growth Fund
Neuberger Berman Mid Cap Intrinsic Value Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Small Cap Growth Fund
Neuberger Berman Socially Responsive Fund

Date:  December 15, 2012

NEUBERGER BERMAN EQUITY FUNDS
CLASS R3
ADMINISTRATION AGREEMENT
SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Class R3 Administration Agreement shall be:

(1)	For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of Class R3 of each Series;

(2)
For the services provided to Class R3 of a Series and its shareholders (including amounts paid to third parties), 0.20% per annum of the average daily net assets of Class R3 of said Series; plus in each case

(3)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management LLC, and periodic reports to the Board of Trustees on actual expenses.

Date:  May 15, 2009